Exhibit 99.1

Hillenbrand Reports Fiscal First Quarter 2022 Results
Fiscal First Quarter 2022 Highlights:
•Revenue of $728 million increased 5% compared to prior year; pro forma revenue of $726 million increased 9%
•GAAP EPS of $0.67 decreased 34% compared to the prior year primarily due to the gain on the sale of Red Valve during fiscal year 2021; adjusted EPS of $0.94 decreased 2% primarily due to inflation
•Total backlog of $1.72 billion, up 30% compared to prior year on a pro forma basis
•New $300 million share repurchase program approved on December 2, 2021
•Completed CEO transition with the formal appointment of Kim Ryan effective December 30, 2021
•Fiscal 2022 guidance: updated full-year adjusted EPS range to $3.80 - $4.00 from $3.70 - $4.00; Q2 adjusted EPS of $0.96 - $1.02

BATESVILLE, Ind., February 2, 2022 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the fiscal 2022 first quarter, which ended December 31, 2021.

"We delivered a solid start to our fiscal year," said Kim Ryan, President and Chief Executive Officer of Hillenbrand. "Demand for our industrial products and solutions remained healthy, and our employees across the organization continued to execute at the highest level. Despite the continued impact from COVID-19 and the escalating macroeconomic challenges impacting the global supply chain and labor market, we remain relentlessly focused on mitigating the impact of inflation and supply chain disruptions through the deployment of the Hillenbrand Operating Model to achieve better pricing and improved efficiency. I am confident the execution of our strategy will continue to deliver meaningful long-term shareholder value, and I am excited about our opportunities for continued growth through the remainder of fiscal 2022 and beyond."

First Quarter 2022 Results
Revenue of $728 million increased 5% compared to the prior year primarily driven by growth in large plastics projects in the Advanced Process Solutions segment and favorable pricing, partially offset by the divestitures of Red Valve, ABEL, and TerraSource Global. Excluding the impact of foreign currency exchange, revenue increased 6%. On a pro forma basis, which excludes the divested Red Valve, ABEL, and TerraSource Global businesses from the Advanced Process Solutions segment, revenue increased 9% year over year, or 10% excluding the impact of foreign currency exchange.

Net income of $49 million resulted in $0.67 per share, a decrease from $1.01 per share in the prior year primarily due to a gain on the sale of Red Valve in the prior year that did not repeat. Adjusted net income of $69 million resulted in adjusted EPS of $0.94, a decrease of $0.02, or 2%, as inflation and unfavorable mix more than offset higher volume, favorable pricing, and productivity improvements. The adjusted effective tax rate for the quarter was 28.7%, an increase of 20 basis points from the prior year.

Adjusted EBITDA of $130 million decreased 6% year over year. On a pro forma basis, adjusted EBITDA decreased 4%, while pro forma adjusted EBITDA margin of 17.9% decreased 250 basis points compared to a year ago primarily due to inflation, unfavorable mix, and strategic investments, which more than offset favorable pricing, productivity improvements, and operating leverage from higher volume.

Advanced Process Solutions (APS)
Revenue of $317 million increased 9% compared to the same period in the prior year, or 12% excluding the impact of foreign currency exchange. On a pro forma basis, which excludes the divested Red Valve, ABEL, and TerraSource Global businesses, revenue increased 19% year over year, or 22% excluding the impact of foreign currency, primarily driven by an increase in large plastics projects, favorable pricing, and higher aftermarket parts and services revenue.

Adjusted EBITDA of $55 million increased 13% year over year. On a pro forma basis, adjusted EBITDA increased 18%, while pro forma adjusted EBITDA margin of 17.4% decreased 10 basis points as inflation, unfavorable mix, and strategic investments more than offset operating leverage from higher volume, favorable pricing, and productivity improvements.

Backlog of $1.3 billion increased 27% on a pro forma basis compared to the prior year, or 36% excluding the impact of foreign currency exchange, primarily driven by increased demand for large polyolefin systems. Sequentially, backlog was flat on a pro forma basis compared to the quarter ended September 30, 2021.

Molding Technology Solutions (MTS)
Revenue of $249 million increased 5% year over year, or 6% excluding the impact of foreign currency, with volume increases in both injection molding and hot runner equipment.

Adjusted EBITDA of $52 million increased 7%, while adjusted EBITDA margin of 20.8% increased 40 basis points as favorable pricing, productivity improvements, and operating leverage from higher volume more than offset inflation.

Backlog of $406 million increased 39% year over year primarily driven by increased demand for injection molding equipment. Sequentially, backlog increased 11% compared to the quarter ended September 30, 2021.

Batesville

Revenue of $163 million decreased 1% year over year primarily due to lower burial casket volume resulting from an estimated decrease in deaths associated with the COVID-19 pandemic and an estimated increase in the rate at which families opted for cremation, partially offset by higher average selling price.

Adjusted EBITDA of $41 million decreased 23% year over year and adjusted EBITDA margin of 24.9% decreased 680 basis points primarily due to inflation, including higher transportation premiums, and the impact of lower volume, which more than offset the impact of higher average selling price.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $45 million in the quarter, a decrease of $22 million year-over-year, primarily due to an increase in cash paid for taxes. As previously announced, the Company repurchased approximately 620,000 shares during the quarter for $28.9 million at an average share price of $46.30. On December 2, 2021, the Board approved a new $300 million share repurchase program, which replaced the remaining balance under the prior program.

Net debt at the end of the quarter was $766 million, and the net debt to adjusted EBITDA ratio was 1.5x. Liquidity at the end of the quarter was approximately $1.3 billion, including $447 million in cash on hand and the remainder available under our revolving credit facility.

Other Notable Items
In January, Hillenbrand appointed Aneesha Arora as Senior Vice President and Chief Human Resources Officer (CHRO). Ms. Arora is responsible for driving Hillenbrand's Human Resources strategy and talent management practices across the enterprise. Ms. Arora was most recently Vice President of HR Services at Honeywell International.

Fiscal 2022 Outlook
Hillenbrand is updating its annual guidance for fiscal year 2022 and providing adjusted EPS guidance for fiscal Q2. Revenue and EBITDA margin guidance is on a pro forma basis, excluding the divested Red Valve, ABEL and TerraSource Global businesses.

Revenue Outlook ($M)	FY 2022 Range	YOY %
Advanced Process Solutions	$1,275 - $1,315	8% - 12%
Molding Technology Solutions	$1,015 - $1,045	2% - 5%
Batesville	$585 - $595	(6%) - (5%)
Total Hillenbrand	$2,875 - $2,955	3% - 6%

Adj. EBITDA Outlook	FY 2022 Range	YOY bps / %
Advanced Process Solutions	21.0% - 21.5%	150 - 200
Molding Technology Solutions	20.0% - 21.0%	(30) - 70
Batesville	20.0% - 21.0%	(570) - (470)
Total Hillenbrand ($M)	$525 - $559	(2%) - 5%

Adj. EPS Outlook	FY 2022 Range	Fiscal Q2 Range
Total Hillenbrand	$3.80 - $4.00	$0.96 - $1.02

Other	FY 2022 Range
Adjusted Effective Tax Rate	28% - 30%

Conference Call Information
Date/Time: Thursday, February 3, 2022, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13726426
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, March 4, 2022)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, February 17, 2022
Replay ID number: 13726426
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•intangible asset amortization;
•certain debt financing activities;
•gains and losses on divestitures;
•the related income tax impact for all of these items; and
•certain tax items related to the divestitures of TerraSource Global and Red Valve, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, the impact the Milacron loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, or adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Pro forma revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to Red Valve which was divested on December 31,

2020, ABEL which was divested on March 10, 2021, and TerraSource Global which was divested on October 22, 2021. Hillenbrand uses pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which the Advanced Process Solutions and Molding Technology Solutions reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with the Advanced Process Solutions and Molding Technology Solutions reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the SEC, a quantitative reconciliation is not required or provided. In addition, forward-looking adjusted earnings per share for fiscal 2022 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2021	2020
Net revenue	$728.4	$692.5
Cost of goods sold	491.1	448.3
Gross profit	237.3	244.2
Operating expenses	128.1	131.6
Amortization expense	13.7	13.6
Loss (gain) on divestitures	3.1	(31.6)
Interest expense	17.9	21.2
Other expense, net	1.1	0.4
Income before income taxes	73.4	109.0
Income tax expense	23.3	31.3
Consolidated net income	50.1	77.7
Less: Net income attributable to noncontrolling interests	1.1	1.3
Net income attributable to Hillenbrand	$49.0	$76.4

Net income attributable to Hillenbrand — per share of common stock:
Basic earnings per share	$0.67	$1.01
Diluted earnings per share	$0.67	$1.01
Weighted average shares outstanding (basic)	72.7	75.3
Weighted average shares outstanding (diluted)	73.5	75.5

Cash dividends per share	$0.2175	$0.2150

Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,
	2021	2020
Net cash provided by operating activities	$44.5	$66.2
Net cash (used in) provided by investing activities	(14.2)	53.8
Net cash used in financing activities	(37.4)	(174.1)
Effect of exchange rate changes on cash and cash equivalents	4.4	9.7
Net cash flows	(2.7)	(44.4)

Cash, cash equivalents, and restricted cash:
At beginning of period	450.9	311.8
At end of period	$448.2	$267.4

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2021	2020
Net income attributable to Hillenbrand	$49.0	$76.4
Business acquisition, disposition, and integration costs (1)	7.6	9.7
Restructuring and restructuring-related charges (2)	0.7	1.5
Intangible asset amortization (3)	13.7	13.6
Loss (gain) on divestitures (4)	3.1	(31.6)
Debt financing activities (5)	—	0.6
Other	—	0.1
Tax effect of adjustments (6)	(4.8)	(5.7)
Tax adjustments (7)	(0.2)	7.7
Adjusted net income attributable to Hillenbrand	$69.1	$72.3

Diluted EPS	$0.67	$1.01
Business acquisition, disposition, and integration costs (1)	0.10	0.13
Restructuring and restructuring-related charges (2)	0.01	0.02
Intangible asset amortization (3)	0.19	0.18
Loss (gain) on divestitures (4)	0.04	(0.42)
Debt financing activities (5)	—	0.01
Other	—	—
Tax effect of adjustments (6)	(0.07)	(0.07)
Tax adjustments (7)	—	0.10
Adjusted Diluted EPS	$0.94	$0.96

(1)Business acquisition, disposition, and integration costs during the three months ended December 31, 2021 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestiture of TerraSource Global. Business acquisition, disposition, and integration costs during the three months ended December 31, 2020 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestiture of Red Valve.
(2)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three months ended December 31, 2021 and 2020.
(3)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(4)The current year amounts represents the gain on divestiture of TerraSource Global during the three months ended December 31, 2021. The prior year amount represents the loss on the divestiture of Red Valve during the three months ended December 31, 2020.
(5)Debt financing activities during the three months ended December 31, 2020 primarily included the accelerated amortization of deferred financing costs related to the $225.0 term loan and the $500.0 term loan which were repaid during the three months ended December 31, 2020, along with certain other financing costs.
(6)Represents the tax effect of the adjustments previously identified above.
(7)For three months ended December 31, 2021 and 2020, this primarily represents the net impact from certain tax items related to the acquisition of Milacron and divestitures of Red Valve.

	Three Months Ended December 31,
	2021	2020
Adjusted EBITDA:
Advanced Process Solutions	$54.6	$48.5
Molding Technology Solutions	51.8	48.4
Batesville	40.5	52.3
Corporate	(17.2)	(11.2)
Less:
Interest income	(0.9)	(0.6)
Interest expense	17.9	21.2
Income tax expense	23.3	31.3
Depreciation and amortization	27.9	29.3
Business acquisition, disposition, and integration costs	7.6	9.1
Restructuring and restructuring-related charges	0.7	1.5
Loss (gain) on divestitures	3.1	(31.6)
Other	—	0.1
Consolidated net income	$50.1	$77.7

	Three Months Ended December 31,
	2021	2020
Consolidated net income	$50.1	$77.7
Interest income	(0.9)	(0.6)
Interest expense	17.9	21.2
Income tax expense	23.3	31.3
Depreciation and amortization	27.9	29.3
EBITDA	118.3	158.9
Business acquisition, disposition, and integration costs	7.6	9.1
Restructuring and restructuring related charges	0.7	1.5
Loss (gain) on divestitures	3.1	(31.6)
Other	—	0.1
Adjusted EBITDA	129.7	138.0
Pro forma adjustments (see below)	—	(2.2)
Pro forma adjusted EBITDA	$129.7	$135.8

Pro forma adjustments:
Less: ABEL adjusted EBITDA (1)	$—	$(2.0)
Less: Red Valve adjusted EBITDA (2)	—	(1.4)
Less: TerraSource Global adjusted EBITDA (3)	—	1.2
Pro forma adjustments to adjusted EBITDA	$—	$(2.2)

Pro forma adjusted EBITDA by segment:
Advanced Process Solutions	$54.6	$46.3
Molding Technology Solutions	51.8	48.4
Batesville	40.5	52.3
Corporate	(17.2)	(11.2)
	$129.7	$135.8

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

	Three Months Ended December 31,
	2021	2020
Advanced Process Solutions net revenue	$317.1	$290.8
Less: ABEL net revenue (1)	—	(8.7)
Less: Red Valve net revenue (2)	—	(8.0)
Less: TerraSource Global net revenue (3)	(2.4)	(10.0)
Advanced Process Solutions pro forma net revenue	314.7	264.1
Molding Technology Solutions net revenue	248.8	236.9
Batesville net revenue	162.5	164.8
Consolidated pro forma net revenue	$726.0	$665.8

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

	December 31,	September 30,	December 31,
	2021	2021	2020
Advanced Process Solutions backlog	$1,318.4	$1,349.4	$1,070.6
Less: ABEL backlog (1)	—	—	(14.0)
Less: TerraSource Global backlog (2)	—	(36.6)	(21.7)
Advanced Process Solutions pro forma backlog	1,318.4	1,312.8	1,034.9
Molding Technology Solutions backlog	406.4	365.6	292.0
Consolidated pro forma backlog	$1,724.8	$1,678.4	$1,326.9

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	encourage	promise	improve	progress	potential	should	impact
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers' credit quality, downgrades of the Company's credit quality, closure or temporary interruption of the Company's or suppliers' manufacturing facilities, travel, shipping and logistical disruptions, domestic and international general economic conditions, such as inflation, exchange rates and interest rates; loss of human capital or personnel, and general economic calamities; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; increasing competition for highly skilled and talented workers as well as labor shortages; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; risks that the integration of Milacron disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price or from nontraditional sources in the death care industry; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in its debt agreements; global market and economic conditions, including those related to the financial markets; our level of international sales and operations; cyclical demand for industrial capital goods; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; competition faced by our Batesville business from non-traditional sources; the impact to the Company's effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company's governing documents and Indiana law that could decrease the trading price of the Company's common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2021, filed with the Securities and Exchange Commission ("SEC") on November 17, 2021, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2021, filed with the SEC on February 2, 2022. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

Investor Relations for Hillenbrand
Sam Mynsberge, Director, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Paul Whitmore, Manager, Corporate Communications
Phone: 812-931-5214
Email: paul.whitmore@hillenbrand.com